Exhibit 99.1

Verso Paper Corp. Reports Fourth Quarter and Year-End 2010 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 3, 2011--Verso Paper Corp. (NYSE: VRS) today reported financial results for the fourth quarter and year ended December 31, 2010. Results for the periods ended December 31, 2010 and 2009 include:

  Net sales increased 7.0% to $407.7 million in the fourth quarter of 2010 from $381.0 million in the fourth quarter of 2009.
  Operating income of $17.4 million in the fourth quarter of 2010 compared to an operating loss of $4.6 million in the fourth quarter of 2009.
  Net loss before items of $13.0 million in the fourth quarter of 2010, or $0.25 per diluted share, compared to a net loss before items of $34.6 million, or $0.66 per diluted share in the fourth quarter of 2009.
  Adjusted EBITDA before pro forma effects of profitability program of $132.1 million for the year ended December 31, 2010, compared to $76.7 million in 2009. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).

Overview

Verso’s total sales volume increased 19.7% in 2010 compared to 2009, as market conditions improved due to a stronger economy and a better balance between supply and demand. Sales volume was stable in the fourth quarter of 2010 compared to the fourth quarter of 2009, and fell 8.5% from the seasonally strong third quarter of 2010. The average sales price for all of our products increased 7.1% in the fourth quarter of 2010 compared to the fourth quarter of 2009 and grew 2.9% from the third quarter of 2010, reflecting the improving economic conditions and stronger demand for our coated paper products. Although the average sales price for the year ended December 31, 2010, was 1.4% below the average price realized in 2009, prices have been increasing since the second quarter of 2010.

Verso’s net sales for the fourth quarter of 2010 increased $26.7 million, or 7.0%, as the average sales price for all of our products increased 7.1% compared to the fourth quarter of 2009. Verso’s gross margin was 17.2% for the fourth quarter of 2010 compared to 11.6% for the same period in 2009 and 14.1% for the third quarter of 2010.

We continue to assess and implement, as appropriate, various cost reduction initiatives. Our company-wide cost reduction program produced approximately $41 million of savings during 2010, of which approximately $11 million was realized during the fourth quarter. Management continues to search for and develop additional cost savings opportunities and expects this program to yield an additional $56 million in cost reductions. Included in this program are productivity improvements, material usage reductions, energy usage reductions, labor cost savings, material and chemical substitution, and workforce planning improvements.

We also continue to develop and execute our renewable energy strategy. In 2010, we received $7.5 million in reimbursements from a $9.3 million American Recovery and Reinvestment Act of 2009 grant for the deployment of waste energy recovery technologies. In addition, we announced the launch of a $43 million renewable energy project at our mill in Quinnesec, Michigan, which will allow more than 95% of the electricity generated on site to be from renewable biomass sources, and a $40 million renewable energy project at our mill in Bucksport, Maine, which will provide a 43% increase in thermal energy production from renewable biomass.

"Our fourth quarter results have positioned us well from an operating and earnings perspective as we move to an improved coated paper market in 2011,” said Mike Jackson, President and Chief Executive Officer of Verso. “Our operating earnings improved by $22 million compared to the fourth quarter of 2009, and in spite of reduced volume from the seasonably strong third quarter of 2010, our EBITDA was up over 8% sequentially.

''We ended 2010 with the highest liquidity we have had since we started the company, even as we introduced and began to execute and spend against our very aggressive and high-return energy strategy. Our R-gap process continued to mitigate any pressure we felt from raising input costs, and our safety record was at an all-time best. In fact, our lost-time incidence rate of 0.07 put us in the category of world class performance for that type of safety measure.

"At the end of 2010, our annual spending for capital expenditures was at target levels, and our working capital continued at industry best-in-class levels. Operating rates for 2011 are projected by industry sources to be in the 92% to 95% range, which should generate a very favorable supply-demand balance. We are looking forward to a continuing positive trend in all areas of our business."

Verso reported a net loss of $14.0 million in the fourth quarter of 2010, or $0.27 per diluted share, which included $1.0 million of charges from special items, or $0.02 per diluted share, primarily due to costs associated with new product development. Verso had net income of $18.2 million, or $0.35 per diluted share, in the fourth quarter of 2009, which included net benefits of $52.8 million, or $1.01 per diluted share, primarily related to alternative fuel mixture tax credits and net gains related to the early retirement of debt.

Verso reported a net loss of $131.1 million, or $2.50 per diluted share, for the year ended December 31, 2010, which included $4.7 million of charges from special items, or $0.09 per diluted share, primarily due to costs associated with new product development. Verso had net income of $106.0 million, or $2.03 per diluted share, for the year ended December 31, 2009, which included $287.1 million of net benefits, or $5.50 per share, primarily related to alternative fuel mixture tax credits and net gains related to the early retirement of debt.

Verso’s net sales for 2010 increased $244.4 million, or 18.0%, as total sales volume grew 19.7% compared to 2009. Results for the year ended December 31, 2010 included an operating loss of $3.9 million compared to an operating loss of $77.4 million for 2009. Verso’s gross margin was 12.1% in 2010 compared to 8.7% in 2009.

Included in our results for 2009 were $238.9 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009, we did not recognize any benefit from this tax credit in 2010. Additionally, we recognized $64.8 million in pre-tax net gains from the early retirement of debt at a discount in 2009. We have excluded the impact of these items from our Adjusted EBITDA figures.

Summary Results

Results of Operations – Comparison of the Fourth Quarter of 2010 to the Fourth Quarter of 2009

	Three Months Ended
	December 31,
(Dollars in thousands)	2010	2009
Net sales	$407,684	$381,002
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	337,659	336,663
Depreciation, amortization, and depletion	30,796	32,098
Selling, general, and administrative expenses	21,778	16,513
Restructuring and other charges	-	336
Total operating expenses	390,233	385,610
Operating income	17,451	(4,608)
Interest income	(26)	(91)
Interest expense	31,695	33,465
Other income, net	(346)	(56,950)
Income (loss) before income taxes	(13,872)	18,968
Income tax expense	145	746
Net income (loss)	$(14,017)	$18,222

Net Sales. Net sales for the fourth quarter of 2010 increased 7.0% to $407.7 million from $381.0 million in the fourth quarter of 2009, as the average sales price for all of our products increased 7.1%, reflecting the improved economic conditions. Total sales volume was stable compared to the fourth quarter of 2009.

Net sales for our coated and supercalendered papers segment increased 0.9% in the fourth quarter of 2010 to $336.5 million from $333.6 million for the same period in 2009, as the positive impact of a 6.3% increase in the average paper sales price per ton was largely offset by a 5.1% decrease in paper sales volume.

Net sales for our market pulp segment increased 31.8% to $40.5 million in the fourth quarter of 2010 from $30.7 million for the same period in 2009. This improvement reflects a 19.8% increase in the average sales price per ton and a 10.1% increase in sales volume compared to the fourth quarter of 2009.

Net sales for our other segment increased 83.8% to $30.7 million in the fourth quarter of 2010 from $16.7 million in the fourth quarter of 2009. The improvement in 2010 was due to a 69.9% increase in sales volume, reflecting the continued development of new paper product offerings for our customers. Average sales price per ton increased 8.2% compared to the fourth quarter of 2009.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, remained relatively flat at $368.5 million in the fourth quarter of 2010 compared to $368.8 million in 2009. Our gross margin, excluding depreciation, amortization, and depletion, improved to 17.2% for the fourth quarter of 2010 from 11.6% for the fourth quarter of 2009, reflecting higher average sales prices during the fourth quarter of 2010 and unabsorbed costs resulting from market downtime in the fourth quarter of 2009. Results for the fourth quarter of 2009 include $4.8 million of unabsorbed costs resulting from 22,000 tons of market downtime. Depreciation, amortization, and depletion expenses were $30.8 million in the fourth quarter of 2010 compared to $32.1 million in the fourth quarter of 2009.

Selling, general, and administrative. Selling, general, and administrative expenses were $21.8 million in the fourth quarter of 2010 up from $16.5 million for the same period in 2009, mainly due to cost remediation efforts in 2009 associated with challenging economic conditions. Selling, general, and administrative expenses for the fourth quarter 2010 reflect a return to more normal levels.

Interest expense. Interest expense for the fourth quarter of 2010 was $31.7 million compared to $33.5 million for the same period in 2009. The decrease in interest expense was primarily due to lower levels of outstanding debt in the fourth quarter of 2010.

Other income. Other income was $0.3 million for the fourth quarter of 2010 compared to $57.0 million for the fourth quarter of 2009. Included in the results for 2009 were $49.8 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009, we did not recognize any benefit from this tax credit in the fourth quarter of 2010. Verso also recognized $7.0 million in pre-tax net gains from the early retirement of debt at a discount in the fourth quarter of 2009.

Results of Operations – Comparison of 2010 to 2009

	Year Ended December 31,
(Dollars in thousands)	2010	2009
Net sales	$1,605,316	$1,360,854
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	1,410,770	1,242,743
Depreciation, amortization, and depletion	127,367	132,682
Selling, general, and administrative expenses	71,043	61,889
Restructuring and other charges	-	979
Total operating expenses	1,609,180	1,438,293
Operating loss	(3,864)	(77,439)
Interest income	(120)	(246)
Interest expense	128,077	123,365
Other income, net	(884)	(307,307)
Income (loss) before income taxes	(130,937)	106,749
Income tax expense	145	746
Net income (loss)	$(131,082)	$106,003

Net Sales. Net sales for 2010 increased 18.0% to $1,605.3 million from $1,360.9 million, as total sales volume increased 19.7% compared to 2009, reflecting improved economic conditions. This increase was partially offset by a 1.4% decline in the average sales price per ton for all of our products, primarily reflecting the decline of coated paper prices throughout 2009 and into early 2010.

Net sales for our coated and supercalendered papers segment increased 9.7% to $1,315.0 million in 2010 from $1,198.8 million in 2009. This improvement reflects a 16.9% increase in paper sales volume, while the average paper sales price per ton for 2010 decreased 6.2% compared to 2009.

Net sales for our market pulp segment increased 57.8% to $164.9 million in 2010 from $104.5 million in 2009. This increase was due to a 47.6% increase in average sales price per ton combined with a 6.9% increase in sales volume compared to 2009.

Net sales for our other segment increased 117.9% to $125.4 million in 2010 from $57.6 million in 2009. The improvement in 2010 is due to a 124.0% increase in sales volume, reflecting the development of new paper product offerings for our customers. Partially offsetting this increase was a 2.7% decrease in the average sales price per ton compared to 2009.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, increased 11.8% to $1,538.2 million in 2010 from $1,375.4 million in 2009, primarily reflecting the increase in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 12.1% for 2010 compared to 8.7% for 2009, reflecting $74.9 million of unabsorbed costs resulting from approximately 340,000 tons of market downtime, as we curtailed production in response to weak demand for coated papers in 2009. Depreciation, amortization, and depletion expenses were $127.4 million for 2010, compared to $132.7 million for 2009.

Selling, general, and administrative. Selling, general, and administrative expenses were $71.0 million in 2010 up from $61.9 million in 2009, mainly due to cost remediation efforts in 2009 associated with challenging economic conditions. Selling, general, and administrative expenses for 2010 reflect a return to more normal levels and are consistent with the amounts incurred in 2008, excluding costs associated with our IPO.

Interest expense. Interest expense was $128.1 million in 2010, compared to $123.4 million in 2009. The increase in interest expense was primarily due to higher interest rates on outstanding debt in 2010.

Other income. Other income was $0.9 million in 2010 compared to $307.3 million in 2009. Included in the results for 2009 were $238.9 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009, we did not recognize any benefit from this tax credit in 2010. Verso also recognized $64.8 million in pre-tax net gains from the early retirement of debt at a discount in 2009.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2010	2009	2010	2009
Net income (loss)	$(14.0)	$18.2	$(131.1)	$106.0
Income tax expense	0.1	0.8	0.1	0.8
Interest expense, net	31.7	33.4	128.0	123.1
Depreciation, amortization, and depletion	30.8	32.1	127.4	132.7
EBITDA	48.6	84.5	124.4	362.6
Adjustments to EBITDA:
Alternative fuel tax credit (1)	-	(49.8)	-	(238.9)
Gain on early extinguishment of debt, net (2)	-	(7.0)	-	(64.8)
Restructuring and other charges (3)	-	0.3	-	1.0
Non-cash compensation/benefits (4)	0.5	0.3	1.7	0.6
Other items, net (5)	1.4	4.1	6.0	16.2
Adjusted EBITDA before pro forma effects of
profitability program	50.5	32.4	132.1	76.7
Pro forma effects of profitability program (6)			55.9	50.5
Adjusted EBITDA			$188.0	$127.2
(1) Represents earnings from the federal government's program, which provides incentives for the use of alternative fuels.
(2) Represents net gains recognized from the early extinguishment of debt, net of hedge results.
(3) Restructuring includes transition costs associated with the Acquisition and other non-recurring costs as per our financial statements.
(4) Represents amortization of non-cash incentive compensation.
(5) Represents earnings adjustments for product development costs and other miscellaneous non-recurring items.
(6) Represents cost savings expected to be realized as part of the Company's cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss fourth quarter and year-end results. Analysts and investors may participate in the live conference call by dialing 719-325-4810 or, within the U.S. and Canada only, 877-795-3635, access code 6098038. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at www.versopaper.com/investorrelations by navigating to the Events page, or at http://www.videonewswire.com/event.asp?id=92194. This release and Verso’s 10-K for 2010 will be made available on Verso's website at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 6098038. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 14 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and
Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com